EXHIBIT 23.1
                         Consent of Independent Auditor


CONSENT OF INDEPENDENT AUDITOR

Bateman & Co., Inc., P.C.
Certified Public Accountant


The Board of Directors
Unitech Energy Corp.

Gentlemen:

This letter will authorize you to include the audit of your company dated March 31, 2004 in the Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission.


Yours Truly,

/s/ Bateman & Co., Inc., P.C.
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April 20, 2004